NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Fourth Quarter 2017
BIRMINGHAM, AL – (PRNewswire) – February 21, 2018 – ProAssurance Corporation (NYSE: PRA) reports the following results for the quarter and year ended December 31, 2017:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended December 31			Year Ended December 31
	2017	2016	% Change	2017	2016	% Change
Revenues
Gross premiums written*	$191,744	$187,450	2.3%	$874,876	$835,014	4.8%
Net premiums written	$167,434	$165,462	1.2%	$764,018	$738,533	3.5%
Net premiums earned	$182,972	$193,694	(5.5%)	$738,531	$733,281	0.7%
Net investment income	$26,070	$24,727	5.4%	$95,662	$100,012	(4.3%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(455)	$845	(153.8%)	$8,033	$(5,762)	239.4%
Net realized investment gains (losses)	$(2,401)	$16,561	(114.5%)	$16,409	$34,875	(52.9%)
Other income*	$2,933	$1,845	59.0%	$7,514	$7,808	(3.8%)
Total revenues*	$209,119	$237,672	(12.0%)	$866,149	$870,214	(0.5%)
Expenses
Net losses and loss adjustment expenses*	$105,102	$107,293	(2.0%)	$469,158	$443,229	5.9%
Underwriting, policy acquisition and operating expenses	$63,647	$60,874	4.6%	$235,753	$227,610	3.6%
Total expenses*	$174,885	$174,161	0.4%	$737,526	$694,013	6.3%
Income tax expense (benefit)	$16,892	$8,663	95.0%	$21,359	$25,120	(15.0%)
Net income	$17,342	$54,848	(68.4%)	$107,264	$151,081	(29.0%)
Non-GAAP operating income	$29,517	$44,446	(33.6%)	$108,538	$129,844	(16.4%)
Weighted average number of common shares outstanding
Diluted	53,686	53,533	0.3%	53,611	53,448	0.3%
Earnings per share
Net income per diluted share	$0.32	$1.02	(68.6%)	$2.00	$2.83	(29.3%)
Non-GAAP operating income per diluted share	$0.55	$0.83	(33.7%)	$2.02	$2.43	(16.9%)
*Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income.
 See Note 15 of the Notes to Consolidated Financial Statements in the December 31, 2017 Form 10-K for amounts by line item.

Consolidated Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Current accident year loss ratio	81.7%	80.8%	81.7%	80.1%
Effect of prior accident years’ reserve development	(24.3%)	(25.4%)	(18.2%)	(19.7%)
Net loss ratio	57.4%	55.4%	63.5%	60.4%
Expense ratio	34.8%	31.4%	31.9%	31.0%
Combined ratio	92.2%	86.8%	95.4%	91.4%
Operating ratio	78.0%	74.0%	82.4%	77.8%
Return on equity *	4.0%	11.4%	6.3%	8.0%
* Quarterly computations of ROE are annualized

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Management Commentary
“We are encouraged by our ability to add new business in all our operating segments. Coupled with the strong retention we have achieved and the improvement in renewing premiums in our healthcare professional liability lines, this gives us a solid base of profitable operations. Within Specialty P&C, we note possible indications that the market is firming, driven by slight and manageable increases in severity in the broader healthcare professional liability market. Although any change in that market will not come overnight, we believe we may enter a period where ProAssurance’s balance sheet, expertise and geographic reach will allow us to outperform our competitors. While competition in Workers’ Compensation shows no sign of abating, we have grown premiums and managed expenses to retain our profitability. Our operations at Lloyd’s remain disciplined and are poised to benefit if prices rise in response to the catastrophe losses that occurred in 2017,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance.
Fourth Quarter 2017 Highlights

•
Consolidated gross premiums written were $4.3 million higher than the year-ago quarter, primarily due to higher premiums in our Workers’ Compensation segment. Gross premiums written in our Specialty P&C segment were $4.2 million lower than in the fourth quarter of 2016, primarily due to an $11.8 million single premium policy written in the comparative quarter last year. Premiums written in our Lloyd’s segment declined $1.1 million compared to the same period last year, primarily due to a revision to estimated reinstatement premiums following storm-related losses in the third quarter of 2017.

•
Net premiums earned decreased 5.5% quarter-over-quarter. Within Specialty P&C, net premiums earned decreased 7.5% due to the effect of the $11.8 million policy, which was written and 100% earned in the fourth quarter of 2016. In our Lloyd's segment, net premiums earned decreased due to the effect of a revision to our estimate of reinstatement premiums we expect to receive from insureds as well as pay to our reinsurers associated with the storm-related losses. Net premiums earned in our Workers’ Compensation segment were 1.4% higher in the quarter than in 2016.

•	We continue to have success in our coordinated sales & marketing programs, which generated $4.3 million in new business in the fourth quarter of 2017.

•
Net favorable development was $44.3 million in the quarter, as compared to $49.3 million in the year-ago period. There was net favorable development in all operating segments, $37.4 million in Specialty P&C, $6.7 million in Workers’ Compensation and approximately $235,000 in our Lloyd’s segment.

•
The consolidated underwriting expense ratio increased 3.4 points over the fourth quarter of 2016 due to lower net premiums earned in our Specialty P&C segment, due to the single premium policy written and earned in the fourth quarter of 2016.

•
Net realized investment losses were $2.4 million in the fourth quarter of 2017, compared to net realized investment gains of $16.6 million in 2016. The difference is the result of $12.8 million of impairments recognized in 2017, which had no counterpart in 2016, as well as a quarter-over-quarter decline in realized gains and unrealized holding gains in our portfolio. Our net investment result for the quarter was essentially flat at $25.6 million, as higher reported earnings from an energy-focused LP and our trading portfolio offset lower earnings from our fixed maturity investments.

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•
The enactment of the Tax Cuts and Jobs Act (TCJA) had a significant impact on our fourth quarter 2017 taxes, which were $16.9 million, compared to $8.7 million in fourth quarter 2016. The passage of the new tax law resulted in a $10.0 million charge to tax expense in the quarter, principally from the revaluing of deferred tax items. For purposes of our analysis we consider this tax impact to be a one-time item and we have eliminated it in our calculation of Non-GAAP operating income that follows. The impact of the TCJA is discussed in depth in under the “Corporate Segment” heading below.

Full Year 2017 Highlights

•	For 2017, gross premiums written were $39.9 million higher than in 2016, with all operating segments reporting year-over-year gain.

•
Net premiums earned were up 0.7% year-over-year. After removing the impact of the prior year single premium policy in the Specialty P&C segment, net premiums earned increased in all our operating segments as compared to 2016.

•	Our coordinated sales & marketing programs generated $16.3 million in new business for 2017.

•	Broker submissions, a key metric as we focus on larger, more complex risks in healthcare professional liability, increased 22% year-over-year.

•	There was favorable development in all operating segments during the year, $119.3 million in Specialty P&C, $14.3 million in Workers’ Compensation and $0.8 million in our Lloyd’s segment.

•	Comparing 2017 to 2016, the consolidated current accident year net loss ratio increased 1.6% driven primarily by the losses in our Lloyd’s segment related to Hurricanes Harvey, Irma and Maria.

•
Year-over-year, the consolidated underwriting expense ratio increased less than a point. Commission expenses were up because we are writing higher commissionable premium, especially in the larger risk market where brokers are an integral part of the sales process, and ceding commission income was down, which is an offset to expense, primarily due to a reduction in premium ceded to Syndicate 1729 from our Specialty P&C segment. In addition, the ratio reflected the impact of the aforementioned prior year single premium policy.

•
For 2017, our net investment gains were $16.4 million, compared to $34.9 million in 2016; the difference being attributable to fourth quarter impairments and a decline in net realized gains and changes in unrealized holding gains in our portfolio.

•	Our net investment result for the year increased $9.4 million as equity in earnings from unconsolidated subsidiaries more than offset a decline in net investment income.

•	For 2017, our overall taxes were $21.4 million, $3.8 million lower than 2016, due to lower pre-tax net income largely offset by TCJA adjustments.
Non-GAAP Financial Measures
Non-GAAP operating income is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income computed in accordance with GAAP. The table on the following page reconciles net income to Non-GAAP operating income:

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Reconciliation of Net Income to Non-GAAP Operating Income ($ in thousands, except per share data)
	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Net income	$17,342	$54,848	$107,264	$151,081
Items excluded in the calculation of Non-GAAP operating income:
Net realized investment (gains) losses	2,401	(16,561)	(16,409)	(34,875)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	891	547	3,083	2,049
Guaranty fund assessments (recoupments)	(4)	11	(157)	153
Pre-tax effect of exclusions	3,288	(16,003)	(13,483)	(32,673)
Tax effect at 35%	(1,151)	5,601	4,719	11,436
After-tax effect of exclusions	2,137	(10,402)	(8,764)	(21,237)
Non-GAAP operating income, before tax reform adjustments	19,479	44,446	98,500	129,844
Tax reform adjustments excluded in the calculation of Non-GAAP operating income:
Adjustment of deferred taxes upon the change in corporate tax rate (2)	6,541	—	6,541	—
Adjustment of deferred taxes upon the change in limitation of future deductibility of certain executive compensation (2)	3,497	—	3,497	—
Non-GAAP operating income	$29,517	$44,446	$108,538	$129,844
Per diluted common share:
Net income	$0.32	$1.02	$2.00	$2.83
Effect of exclusions	0.23	(0.19)	0.02	(0.40)
Non-GAAP operating income per diluted common share	$0.55	$0.83	$2.02	$2.43
(1) Net realized investment gains (losses) on investments related to our SPCs are recognized in the earnings of our Corporate segment and the portion of earnings related to the gain or loss, net of our participation, is distributed back to the cells through our SPC dividend expense (income). To be consistent with our exclusion of Net realized investment gains (losses) recognized in earnings, we are excluding the portion of Net realized investment gains (losses) that is included in SPC dividend expense (income) during all periods presented.

(2) Due to tax reform enacted by the Tax Cut and Jobs Act of 2017 (TCJA), we remeasured our deferred tax assets and liabilities based on the newly enacted tax rate of 21% and recognized a charge of $6.5 million, which is included as a component of income tax expense from continuing operations for the three months ended December 31, 2017. In addition, we have made a reasonable estimate of the effects on our deferred tax asset balances at December 31, 2017 as it relates to the limitation on the future deductibility on certain executive compensation and recorded a provisional charge to income tax expense of $3.5 million for the three months ended December 31, 2017. Any future guidance from the IRS addressing the effects of the TCJA on executive compensation could result in a change to this provisional amount. See further discussion under the heading "Deferred Taxes" in the Critical Accounting Estimates section of our 2017 10K filed on February 21, 2018.

Balance Sheet Highlights (in thousands, except per share data)
	December 31, 2017	December 31, 2016
Total investments	$3,686,528	$3,925,696
Total assets	$4,929,197	$5,065,181
Total liabilities	$3,334,402	$3,266,479
Common shares (par value $0.01)	$628	$627
Retained earnings	$1,614,186	$1,824,088
Treasury shares	$(418,007)	$(419,930)
Shareholders’ equity	$1,594,795	$1,798,702
Book value per share	$29.83	$33.78

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Capital Management
We did not repurchase any shares of our stock in 2017 and have not repurchased any shares to date in 2018. As of February 16, 2018, approximately $110 million remains available in our Board-authorized stock repurchase program. In November 2017, our Board of Directors declared a special dividend of $4.69 per share in addition to a regular dividend of $0.31 per share; both were paid in January 2018. With the payment of these dividends, we have returned $2.0 billion to shareholders in the form of regular and special dividends in the ten years the current management team has been in place.
Conference Call Information
ProAssurance management will discuss the results and the Company’s strategic direction on a conference call at 10:00 a.m. ET on Thursday, February 22, 2018. Investors may dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through March 31, 2018 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10116474. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for eleven straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
SEGMENT RESULTS

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2017	2016	% Change	2017	2016	% Change
Gross premiums written	$121,291	$125,523	(3.4%)	$549,323	$535,725	2.5%
Net premiums written	$103,423	$104,172	(0.7%)	$470,535	$458,681	2.6%
Net premiums earned	$113,526	$122,736	(7.5%)	$453,921	$457,816	(0.9%)
Total revenues	$115,272	$124,022	(7.1%)	$459,609	$463,122	(0.8%)

Net losses and loss adjustment expenses	$68,581	$62,793	9.2%	$288,701	$268,579	7.5%
Underwriting, policy acquisition and operating expenses	$29,574	$26,812	10.3%	$108,830	$104,333	4.3%
Segregated portfolio cell dividend expense (income)	$(56)	$51	(209.8%)	$4,970	$144	3,351.4%
Total expenses	$98,099	$89,656	9.4%	$402,501	$373,056	7.9%
Segment operating results	$17,173	$34,366	(50.0%)	$57,108	$90,066	(36.6%)

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Specialty P&C Insurance Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Current accident year loss ratio	93.4%	89.4%	89.9%	88.6%
Effect of prior accident years’ reserve development	(33.0%)	(38.2%)	(26.3%)	(29.9%)
Net loss ratio	60.4%	51.2%	63.6%	58.7%
Underwriting expense ratio	26.1%	21.8%	24.0%	22.8%
Combined ratio	86.5%	73.0%	87.6%	81.5%
Gross premiums written in our Specialty P&C segment declined by $4.2 million as compared to the year-ago-quarter, primarily due to the single premium healthcare facility policy of $11.8 million, which was written and 100% earned in the fourth quarter of 2016. As we have discussed previously, we expect to write more policies with large premiums as the industry we serve consolidates, and these policies will create volatility in our premiums. After removing the effect of the prior year single premium policy from the comparison to 2016, premiums written were higher, quarter-over-quarter. Physician premiums increased $6.9 million quarter-over-quarter, due to new business written including the addition of an $8.1 million policy covering a multi-state specialty group. Healthcare facility premiums declined $11.7 million quarter-over-quarter due to the aforementioned single premium policy. For the year, gross premiums were $549.3 million in 2017, a $13.6 million increase compared to 2016.
New business totaled $17.6 million in the quarter, including $13.7 million of new physician business and approximately $800,000 of new facilities business. This compares to total new business of $20.6 million, new physician business of $9.2 million and new facilities business of approximately $8.2 million in the fourth quarter of 2016. For the year, new business was $48.5 million in 2017, compared to $62.5 million in 2016.
Premium retention in physician professional liability, the largest line in this segment, was 92% in the quarter, 5.0 points higher than in the fourth quarter of 2016. Renewal pricing on physician business, the largest source of revenue in this segment, was unchanged quarter-over-quarter. For the full year, premium retention in physician professional liability was 90.0%, two points higher than in 2016. For the full year, each line of business in this segment produced higher renewal pricing, with an 8% increase in hospital and facilities, a key target market for us, being the largest percentage increase; pricing on renewing physician business increased 1.3% year-over-year.
The current accident year net loss ratio increased by 4.0 points, quarter-over-quarter, reflecting the previously cited increase in DDR reserves and changes reflecting the increased volatility in our business and our conservative approach to reserving in the face of potentially higher severity related to larger and complex risks. The current accident year net loss ratio for the full year 2017 increased 1.3 points primarily due to changes in our mix of business.
Our underwriting expense ratios increased quarter-over-quarter and year-over-year due to the effect of lower net premiums earned, due to the prior year single premium policy.
Net favorable loss development in the fourth quarter of 2017 was $37.4 million, as compared to $46.9 million in the year-ago quarter. As we completed our in-depth analysis of reserves after year-end, we noted slight but manageable increases in specific reserves for known claims related to some of our larger and more complex risks. We took this analysis, along with broad industry data and field reports, into account in establishing ultimate loss estimates. For the year, net favorable reserve development was $119.3 million.

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Workers' Compensation Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2017	2016	% Change	2017	2016	% Change
Gross premiums written	$60,154	$53,520	12.4%	$263,391	$247,940	6.2%
Net premiums written	$53,597	$47,591	12.6%	$238,514	$223,578	6.7%
Net premiums earned	$57,618	$56,841	1.4%	$227,408	$220,815	3.0%
Total revenues	$57,773	$56,989	1.4%	$228,082	$221,659	2.9%

Net losses and loss adjustment expenses	$33,019	$36,374	(9.2%)	$136,237	$140,534	(3.1%)
Underwriting, policy acquisition and operating expenses	$18,729	$17,971	4.2%	$70,945	$70,464	0.7%
Segregated portfolio cell dividend expense (income)*	$234	$1,321	(82.3%)	$5,828	$4,762	22.4%
Total expenses	$51,982	$55,666	(6.6%)	$213,010	$215,760	(1.3%)
Segment operating results	$5,791	$1,323	337.7%	$15,072	$5,899	155.5%
* Represents the underwriting profit (loss) attributable to the alternative market business ceded to the SPCs at Eastern Re, net of our participation.

Workers’ Compensation Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Current accident year loss ratio	68.9%	67.9%	66.2%	66.4%
Effect of prior accident years’ reserve development	(11.6%)	(3.9%)	(6.3%)	(2.8%)
Net loss ratio	57.3%	64.0%	59.9%	63.6%
Underwriting expense ratio	32.5%	31.6%	31.2%	31.9%
Combined ratio	89.8%	95.6%	91.1%	95.5%
Both the quarter-over-quarter and full year increase in the Workers’ Compensation operating results reflected an increase in net premiums earned and a decrease in net loss and loss adjustment expenses partially offset by increased underwriting acquisition expenses.
Gross premiums written increased 12.4% in the fourth quarter of 2017, compared to the same period in 2016, driven by increased new business writings and premium retention of 84.9%, partially offset by renewal rate decreases of 2.8% in a very competitive workers’ compensation pricing market.
New business increased to $14.9 million for the fourth quarter of 2017 compared to $10.2 million in 2016, driven by the Great Falls Insurance Company renewal rights acquisition and writings in Eastern Specialty Risk, which targets slightly higher risks than our traditional business. Audit premium totaled $1.3 million in the fourth quarter of 2017, compared to $1.8 million in 2016.
For the year, gross premiums written were $263.4 million in 2017, an increase of $15.5 million, or 6.2%, which included new business of $47.7 million, compared to $33.0 million in 2016, premium renewal retention of 87.4% and renewal rate decreases of 3.4%.
The decrease in the net loss ratio for the quarter and year ended December 31, 2017 primarily reflected an increase in net favorable development. For the fourth quarter of 2017, net favorable loss reserve development was $6.7 million, compared to $2.2 million for the same period in 2016. For 2017, net favorable development was $14.3 million, compared to $6.1 million for 2016. The 2017 net favorable loss reserve development reflected better than expected claims results primarily related to accident years 2015 and 2016.
The increase in the underwriting expense ratio quarter-over-quarter is due to an increase in underwriting acquisition expenses, partially offset by a reduction in intangible asset amortization and the pension termination charges in the fourth quarter of 2016. The decrease in the full year 2017 underwriting expense ratio primarily reflected a 1.1 point reduction in intangible asset amortization and continued effective management of general expenses, offset by an increase in underwriting acquisition expenses.

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Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2017	2016	% Change	2017	2016	% Change
Gross premiums written	$13,229	$14,287	(7.4%)	$70,224	$65,157	7.8%
Net premiums written	$10,414	$13,699	(24.0%)	$54,969	$56,274	(2.3%)
Net premiums earned	$11,828	$14,117	(16.2%)	$57,202	$54,650	4.7%
Net investment income	$542	$406	33.5%	$1,736	$1,410	23.1%
Other gains (losses)	$166	$258	(35.7%)	$(1,369)	$1,491	(191.8%)
Total revenues	$12,536	$14,781	(15.2%)	$57,569	$57,551	—%

Net losses and loss adjustment expenses	$3,502	$8,126	(56.9%)	$44,220	$34,116	29.6%
Underwriting, policy acquisition and operating expenses	$7,176	$6,173	16.2%	$26,963	$22,832	18.1%
Total expenses	$10,678	$14,299	(25.3%)	$71,183	$56,948	25.0%
Total income tax expense (benefit)	$(73)	$(1,864)	96.1%	$(568)	$384	(247.9%)
Segment operating results	$1,931	$2,346	(17.7%)	$(13,046)	$219	(6,057.1%)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Current accident year loss ratio	31.6%	58.5%	78.7%	63.3%
Effect of prior accident years’ reserve development	(2.0%)	(0.9%)	(1.4%)	(0.9%)
Net loss ratio	29.6%	57.6%	77.3%	62.4%
Underwriting expense ratio	60.7%	43.7%	47.1%	41.8%
Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are generally reported on a one-quarter lag, except in those quarters where we believe investors will benefit from knowing the projected effects of a material event occurring during the quarter. Additionally, results associated with investment assets solely allocated to Syndicate operations and certain U.S. paid administrative expenses are, and have been, reported currently for each period.
During the third quarter of 2017, we reported preliminary storm-related loss estimates; however, in the fourth quarter of 2017, based on emerging loss data, we revised those loss estimates to $7.1 million, from $7.5 million in the third quarter of 2017, which includes reinsurance reinstatement premiums paid net of reinstatement premiums received, both of which were written and earned during the period. As a result, gross premiums written were $13.2 million in 2017’s fourth quarter, a $1.1 million decrease compared to the fourth quarter of 2016.
For 2017, premiums increased $5.1 million over 2016, primarily due to new business written and volume increases on renewal business.
The net loss ratio increased year-over-year by 14.9 points, primarily due to losses associated with Hurricanes Harvey, Irma and Maria. As a result of the revisions to estimates of storm-related losses during the fourth quarter of 2017, the net loss ratio declined quarter-over-quarter by 28.0 points.
Underwriting and operating expenses increased by approximately $1.0 million quarter-over-quarter, and $4.1 million year-over-year, as underwriting salaries have increased along with the number of policies successfully written. However, we continue to believe that the growth in expenses will moderate in the coming year as the Syndicate’s operations mature.
The maximum underwriting capacity of Syndicate 1729 in 2018 is approximately $178.4 million, and we have increased our participation in its results from 58% to 62%, beginning January 1, 2018. We support our

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commitment with investment securities deposited with Lloyd’s which at December 31, 2017 had a fair value of approximately $123.9 million.
In 2018, our Lloyd’s segment will include the operating results of Syndicate 6131, a newly-formed Special Purpose Arrangement (SPA) alongside Syndicate 1729. As an SPA, Syndicate 6131 will underwrite on a quota share basis with Syndicate 1729. ProAssurance is the sole capital provider (100%) for Syndicate 6131, which has a maximum underwriting capacity of approximately $10.8 million for 2018. The capital we are providing for Syndicate 6131 comes from capital we have already committed to the Lloyd’s segment operations.

Corporate Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2017	2016	% Change	2017	2016	% Change
Net investment income	$25,528	$24,321	5.0%	$93,926	$98,602	(4.7%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(455)	$845	(153.8%)	$8,033	$(5,762)	239.4%
Net realized investment gains (losses)	$(2,403)	$16,544	(114.5%)	$16,302	$34,799	(53.2%)
Total revenues	$23,584	$42,020	(43.9%)	$121,149	$128,708	(5.9%)
Operating expenses	$8,214	$10,058	(18.3%)	$29,275	$30,807	(5.0%)
Segregated portfolio cell dividend expense (income)*	$1,516	$875	73.3%	$4,973	$3,236	53.7%
Interest expense	$4,442	$3,747	18.5%	$16,844	$15,032	12.1%
Income tax expense (benefit)	$16,965	$10,527	61.2%	$21,927	$24,736	(11.4%)
Segment operating results	$(7,553)	$16,813	(144.9%)	$48,130	$54,897	(12.3%)
* Represents the investment results attributable to the SPCs at Eastern Re, net of our participation.
The quarter-over-quarter decrease in operating results in our Corporate segment resulted from an $18.9 million swing from net realized investment gains in 2016 to net realized investment losses in 2017 as discussed earlier, an increase of $6.4 million in tax expenses and the $1.3 million decrease in earnings from unconsolidated subsidiaries due to lower reported earnings from our investments in LPs/LLCs. Partially offsetting these declines was a quarter-over-quarter reduction in operating expenses and an increase in net investment income. For the year, segment operating results declined $6.8 million. This was primarily due to an $18.5 million decrease in net realized investment gains and the $4.7 million decline in net investment income, somewhat offset by a $13.8 million increase in earnings from unconsolidated subsidiaries and a $2.8 million decrease in taxes.
During the fourth quarter of 2017, we recognized Other-Than-Temporary Impairments (OTTI) in earnings of $13.0 million, including an $8.5 million impairment related to an early stage business investment accounted for under the equity method. In addition, we recognized OTTI in earnings of $3.4 million related to our qualified affordable housing project tax credit investments, as anticipated future tax losses stemming from these investments will be worth less under the newly enacted corporate tax rate of 21%.
While taxes were lower year-over-year, there was a significant quarter-over-quarter increase in 2017 taxes resulting from the passage of the TCJA. In the fourth quarter of 2017, we remeasured our deferred tax assets and liabilities based on the newly enacted tax rate of 21% and recognized a charge of $6.5 million, which is included as a component of income tax expense from continuing operations for the quarter. In addition, we have made a reasonable estimate of the effects on our deferred tax asset balances at December 31, 2017 as it relates to the limitation on the future deductibility of certain executive compensation and recorded a provisional charge to income tax expense of $3.5 million in the fourth quarter of 2017. Prospectively, the TCJA will likely impact us in a number of ways. The manner in which losses are discounted for tax purposes is changing and in most instances will result in a larger discount and thus a smaller current period deduction related to losses. The deductibility of dividends received is decreasing and the implementation of the Base Erosion and Anti–abuse Tax may affect the taxation of the premiums we cede to our Cayman Island affiliate.

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Our effective tax rate was 16.6% for the year, as compared to our 2016 effective tax rate of 14.3%. The increase in the effective tax rate in 2017 was primarily due to the impact to our deferred tax balances as a result of the enactment of the TCJA, which increased the rate by 7.8%. Excluding the impact of the TCJA, our effective tax rate would have been 8.8% for 2017.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;

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•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's of London market and our participation in Lloyd's Syndicates include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

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•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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